Exhibit (e)(27)

OMNITURE, INC.

AMENDMENT TO JOSHUA G. JAMES CHANGE OF CONTROL AGREEMENT AND EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Joshua G. James (“Employee”) and Omniture, Inc. (the “Company”, and together with Employee, the “Parties”) on September 21, 2009 and will be effective as of immediately prior to the Acceptance Date (as this term is defined in the Merger Agreement (as hereinafter defined)).  For the avoidance of doubt, if the Acceptance Date does not occur within 12 months following September 15, 2009, and the Merger Agreement has been terminated in accordance with Section 9.1 of such agreement, this Amendment will not become effective under any circumstances unless the Parties agree otherwise.

WHEREAS, the Parties previously entered into an amended and restated employment agreement dated June 7, 2006, as amended on December 19, 2008 (the “Employment Agreement”);

WHEREAS, the Parties previously entered into a Change of Control Agreement dated June 7, 2006, as amended December 19, 2008 (the “Change of Control Agreement”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among the Company, Adobe Systems Incorporated, a Delaware corporation (“Adobe”), and Snowbird Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Agreement”) pursuant to which the Company will become a wholly owned subsidiary of Adobe (the “Merger”);

WHEREAS, in connection with the Merger, Adobe desires to employ Employee to provide personal services to Adobe following the Closing Date (as this term is defined in the Merger Agreement), and has entered into an employment agreement with Employee as of September 15, 2009, the operating provisions of which will not become effective until the Closing Date (the “Adobe Agreement”);

WHEREAS, in accordance with the Adobe Agreement, Employee has agreed to waive a portion of the vesting acceleration to which Employee would otherwise be entitled in accordance with Section 5.5 of the Employment Agreement and Section 4(a) of the Change of Control Agreement (the “Waiver”); and

WHEREAS, the Company and Employee desire to amend the Employment Agreement and the Change of Control Agreement to reflect the Waiver and to provide for appropriate vesting terms in the event that the Closing Date does not occur.

NOW, THEREFORE, for good and valuable consideration, Employee and the Company agree that the Employment Agreement and the Change of Control Agreement are hereby amended as follows.

1. Acceleration of Vesting.  Section 5.5 of the Employment Agreement is amended to add the following:

“Notwithstanding the foregoing or anything herein to the contrary, upon the Acceptance Date of the Offer (as such terms are defined in the Agreement and Plan of Merger entered into by and between the Company, Adobe Systems Incorporated and Snowbird Acquisition Corporation as of September 15, 2009 (the “Merger Agreement”)), each of Employee’s outstanding, unvested options to purchase the Company’s Common Stock will accelerate and be immediately exercisable in full with respect to only seventy-five percent (75%) of the unvested shares of Company Common Stock subject thereto as of the Acceptance Date.  The remaining twenty-five percent (25%) of Employee’s outstanding, unvested options to purchase the Company’s Common Stock will remain unvested as of the Acceptance Date (the “Unvested Options”).  If the Closing Date occurs (as such term is defined in the Merger Agreement) prior to the 12 - month anniversary of the Acceptance Date, the vesting of the Unvested Options will be determined in accordance with the terms of the employment agreement entered into by and between Adobe Systems Incorporated and Employee as of September 15, 2009.  If the Closing Date does not occur prior to the 12 - month anniversary of the Acceptance Date, the Unvested Options shall vest in full upon the 12 - month anniversary of the Acceptance Date, subject to Employee’s continuous service with the Company (or an affiliate thereof) through such date.  In the event that Employee terminates employment with the Company (or an affiliate thereof), other than pursuant to a termination by the Company for Cause (as defined in the Change of Control Agreement entered into by and between the Company and Employee as of June 7, 2006, as amended December 19, 2008 and further amended September 21, 2009 (the “Change of Control Agreement”)) or a resignation by Employee for other than Good Reason (as defined in the Change of Control Agreement), prior to such twelve (12) month anniversary of the Acceptance Date, the Unvested Options shall immediately vest and become fully exercisable.  In the event the Company terminates Employee’s employment for Cause or Employee resigns for other than Good Reason, in each case, prior to the 12 - month anniversary of the Acceptance Date, the Unvested Options shall be immediately forfeited in exchange for no consideration.”

2. Equity Compensation.  Section 4(a) of the Change of Control Agreement is amended to add the following:

“Notwithstanding the foregoing or anything herein to the contrary, upon the Acceptance Date of the Offer (as such terms are defined in the Agreement and Plan of Merger entered into by and between the Company, Adobe Systems Incorporated and Snowbird Acquisition Corporation as of September 15, 2009 (the “Merger Agreement”)), the vesting of each of Employee’s outstanding, unvested equity compensation awards will accelerate and, to the extent applicable, be immediately exercisable in full with respect to only seventy-five percent (75%) of the unvested shares of Company Common Stock subject thereto as of the Acceptance Date.  The remaining twenty-five percent (25%) of Employee’s outstanding, unvested equity compensation awards will remain unvested as of the Acceptance Date (the “Unvested Awards”).  If the Closing Date occurs (as such term is defined in the Merger Agreement) prior to the 12 - month anniversary of the Acceptance Date, the vesting of the Unvested Awards will be determined in accordance with the terms of the employment agreement entered into by and between Adobe Systems Incorporated and Employee as of September 15, 2009.  If the Closing Date does not occur prior to the 12-month anniversary of the Acceptance Date, the Unvested Awards shall vest in full upon the 12-month anniversary of the Acceptance Date, subject to Employee’s continuous service with the Company (or an affiliate thereof) through such date.  In the event that Employee terminates employment with the Company (or an affiliate thereof), other than pursuant to a termination by the Company for Cause or a resignation by Employee for other than Good Reason, prior to such 12-month anniversary of the Acceptance Date, the Unvested Awards shall immediately vest and, to the extent applicable, become fully exercisable.  In the event the Company terminates Employee’s employment for Cause or Employee resigns for other than Good Reason, in each case, prior to the 12-month anniversary of the Acceptance Date, the Unvested Awards shall be immediately forfeited in exchange for no consideration.”

6. Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement and Change of Control Agreement shall remain in full force and effect (subject to, effective as of the Closing Date, the terms and conditions of the Adobe Agreement).

7. Entire Agreement. This Amendment, the Employment Agreement and the Change of Control Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

8. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

9. Governing Law. This Amendment will be governed by the laws of the State of Utah (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

OMNITURE, INC.	EMPLOYEE

/s/ Shawn J. Lindquist	/s/ Joshua G. James
Chief Legal Officer Omniture, Inc.